Exhibit 99.1

LABRANCHE & CO INC. RECEIVES CONSENTS FROM HOLDERS OF OVER

92% OF ITS 9½% SENIOR NOTES DUE 2004

AND

94% OF ITS 12% SENIOR SUBORDINATED NOTES DUE 2007

PURSUANT TO ITS TENDER OFFER AND CONSENT SOLICITATION

NEW YORK, Apr 20, 2004 — LaBranche & Co Inc. (NYSE: LAB) announced today that, based on information received from the depositary in the company’s current tender offer and consent solicitation, it has received consents from holders of more than 92% of its outstanding 9-1/2% Senior Notes due 2004 in the aggregate principal amount of $100.0 million (“9- 1/2% Notes”) (CUSIP No. 505447AB8) and more than 94% of its outstanding 12% Senior Subordinated Notes due 2007 in the aggregate principal amount of $250.0 million (“12% Notes,” and together with the 9-1/2% Notes, the “Notes”) (CUSIP No. 505447AD4). The consents are sufficient to effect the proposed amendments to the indentures governing the Notes as set forth in the company’s Offer to Purchase and Consent Solicitation Statement dated April 5, 2004, pursuant to which the tender offer and the consent solicitation are being made.

To be eligible to receive the consent payment relating to the Notes, holders were required to consent to the proposed amendments on or prior to 5:00 p.m., New York City time, on Monday, April 19, 2004 (the “Consent Date”).

The company will proceed to execute a supplemental indenture effecting the proposed amendments to the indenture governing each series of Notes. The supplemental indenture with respect to each series of Notes will become operative only if the company accepts the Notes of such series for payment pursuant to the terms of the tender offer (except that certain provisions will become operative, and will be binding on all holders of such Notes, immediately upon the execution of such supplemental indenture, as described more fully in the Offer to Purchase and Consent Solicitation Statement). When the remaining amendments to the indenture governing each series of Notes become operative, they will be binding on the holders of Notes of such series not tendered for purchase in the tender offer.

The tender offer expires at midnight, New York City time, on May 3, 2004, unless extended or earlier terminated.

The closing of the tender offer is subject to certain conditions with respect to each series of Notes, including receipt by the company of gross proceeds from the sale of new senior notes sufficient to finance the purchase of Notes of such series in the tender offer. The company’s obligation to purchase either series of Notes in the tender offer is not conditioned on the purchase of the other series of Notes.

The consideration for the 9-1/2% Notes tendered will be calculated as of 10:00 a.m., New York City time, on April 20, 2004, based on a fixed-spread pricing formula. The consideration for the 12% Notes tendered will be the price set forth in the Offer to Purchase and Consent Solicitation

Statement. Subject to the satisfaction of the conditions to the tender offer, the payment date for the Notes will be promptly following the expiration date.

The Company has retained Credit Suisse First Boston LLC to serve as the Dealer Manager and Solicitation Agent for the tender offer and the consent solicitation. Requests for documents may be directed to Morrow & Co., Inc., the Information Agent, by telephone at (800) 607-0088 (toll-free) or (212) 754-8000 (collect), or by e-mail at LAB.info@morrowco.com. Questions regarding the tender offer may be directed to Credit Suisse First Boston, at (800) 820-1653 (toll-free) or (212) 538-4807 (collect).

This press release is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consent with respect to any securities. The offer is being made solely by the Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal dated April 5, 2004.

The new senior notes or other securities that may be offered by the company to finance the purchase of the Notes in the tender offer will be offered pursuant to an exemption from registration under the Securities Act of 1933. Such securities will not be registered under the Securities Act and, accordingly, may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements.

Founded in 1924, LaBranche is a leading Specialist firm. The Company is the Specialist for more than 650 companies, seven of which are in the Dow Jones Industrial Average, 30 of which are in the S&P 100 Index and 103 of which are in the S&P 500 Index. In addition, LaBranche acts as the Specialist in over 200 options.

Certain statements contained in this release, including without limitation, statements containing the words “believes,” “intends,” “expects,” “anticipates,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that any such forward-looking statements are not guarantees of future performance, and since such statements involve risks and uncertainties, the company’s actual results and performance and the industry may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The company also disclaims any obligation to update its view of any such risks or uncertainties or to publicly announce the result of any revisions to the forward-looking statements made in this release.

SOURCE LaBranche & Co Inc.

Larry Prendergast, Executive Vice President of Finance, or Harvey S. Traison Senior Vice President & Chief Financial Officer, both of LaBranche & Co Inc., +1-212-425-1144; or Investors - Michael Polyviou, Media - Brian Maddox or Scot Hoffman, all of Financial Dynamics, +1-212-850-5600, for LaBranche & Co Inc. (LAB)